Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter Results

Sales Up 8%, EPS Up 10%

Quarterly Dividend Increased 67%

LOS ANGELES--(BUSINESS WIRE)--July 26, 2012--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the second quarter and six months ended June 30, 2012. For the 2012 second quarter, Reliance reported net income of $108.8 million, up 10% from 2011 second quarter net income of $98.7 million, and down 6% from 2012 first quarter net income of $116.2 million. Earnings per diluted share were $1.44 in the 2012 second quarter, up 10% from 2011 second quarter earnings per diluted share of $1.31 and down 6% from $1.54 in the 2012 first quarter. Sales for the 2012 second quarter were $2.21 billion, up 8% from 2011 second quarter sales of $2.05 billion, and down 3% from 2012 first quarter sales of $2.29 billion. The 2012 second quarter financial results include in cost of sales a pre-tax LIFO credit, or income, of $7.5 million, compared with a pre-tax LIFO charge, or expense, of $25.0 million for the 2011 second quarter and a charge of $7.5 million for the 2012 first quarter.

For the six months ended June 30, 2012, net income amounted to $225.0 million, up 18% compared with net income of $191.0 million for the 2011 six-month period. Earnings per diluted share were $2.98 for the six months ended June 30, 2012, up 17% compared with earnings of $2.54 per diluted share for the six months ended June 30, 2011. Sales for the 2012 six months were $4.50 billion, up 14% from 2011 six-month sales of $3.96 billion. The 2012 six-month financial results include no charge related to LIFO compared with a pre-tax LIFO charge of $45.0 million for the 2011 six months. LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2012 second quarter were up 10% from the 2011 second quarter and down 2% from the 2012 first quarter. The average price per ton sold in the 2012 second quarter was down 2% compared to both the 2011 second quarter and the 2012 first quarter. For the 2012 second quarter, carbon steel sales were 52% of net sales; aluminum sales were 15%; stainless steel sales were 15%; alloy sales were 11%; toll processing sales were 2%; and other sales were 5%.

David H. Hannah, Chairman and CEO of Reliance, said, “We were pleased with our 2012 second quarter results which were in line with our expectations, although general economic uncertainty in the marketplace along with declining costs for most all of our products negatively pressured both volumes and pricing. At the operating income level, our 2012 second quarter was up 1% over the 2012 first quarter, and up 12% compared to the 2011 second quarter. Underlying demand slowed slightly from the 2012 first quarter, but still represents solid improvement when compared to the 2011 periods. The declines in the costs of our products were supply, not demand, driven, as underlying cost inputs at the producer level decreased, imports were plentiful, and domestic overcapacity persisted.”

“We continue to see strength in energy (oil and gas), aerospace, farm and heavy equipment, and auto (through our toll processing business), and expect continued growth in these markets. Additionally, we grew further with our 2012 acquisitions of National Specialty Alloys, LLC (effective April 3, 2012) and McKey Perforating Co., Inc. (effective February 1, 2012) plus two strategic asset purchases. We grew in specialty products and high value-added processing, as well as expanded into Australia,” Hannah continued.

“Our balance sheet remains strong, with only $845 million outstanding on our $1.5 billion credit facility and net debt-to-total capital at 30% at June 30, 2012. We have ample liquidity to continue our growth strategies as well as enhance our return to shareholders with our increased dividend,” Hannah further commented.

“At this time, we expect economic uncertainty to persist through the 2012 third quarter, which is seasonally softer from a demand perspective even under normal circumstances. Additionally, we do not expect any significant pricing changes for our products during the 2012 third quarter. Given these expectations, and considering there will be one less shipping day than in the 2012 second quarter, we currently estimate earnings per diluted share in a range of $1.15 to $1.25 for the 2012 third quarter,” concluded Hannah.

Effective April 3, 2012, the Company further extended its footprint in the energy market with the acquisition of National Specialty Alloys, LLC, a processor and distributor of premium stainless steel and nickel alloy bars and shapes based in Houston, Texas. Also in April, the assets of the Vonore, Tennessee Worthington Steel plant were purchased by the Company’s Precision Strip, Inc. subsidiary, which expanded our toll processing network into that area.

Effective June 30, 2012, Reliance, through its newly-formed subsidiary Bralco Metals (Australia) Pty Ltd, acquired substantially all of the assets of Airport Metals (Australia) Pty Ltd, a subsidiary of Samuel Son & Co., Limited. Airport Metals (Australia), based in Melbourne, operates as a stocking distributor of aircraft materials and supplies. Terms were not disclosed.

On July 24, 2012, the Board of Directors increased the regular quarterly cash dividend 67%, declaring a dividend of $.25 per share of common stock, up from $.15 per share in the 2012 first half and $.12 per share in 2011. The dividend is payable on September 14, 2012 to shareholders of record August 17, 2012. The Company has increased its dividend 18 times since the IPO in 1994 and has paid regular quarterly dividends for 53 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the second quarter and six-month financial results for the period ended June 30, 2012. All interested parties are invited to listen to the web cast on July 26, 2012 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through August 27, 2012 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 220 locations in 38 states and Australia, Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2012 “Fortune 500” List and the 2012 Fortune List of “The World’s Most Admired Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED SELECTED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Income Statement Data:
Net sales	$2,209.7	$2,049.5	$4,498.0	$3,962.2
Gross profit[1]	569.4	510.8	1,147.2	1,017.1
Operating income	186.2	165.6	370.8	320.4
Pre-tax income	167.7	154.2	344.3	294.6
Net income attributable to Reliance	108.8	98.7	225.0	191.0
Diluted earnings per share attributable to Reliance shareholders	$1.44	$1.31	$2.98	$2.54
Weighted average shares outstanding – diluted	75,511,249	75,150,798	75,468,969	75,087,757
Gross profit margin[1]	25.8%	24.9%	25.5%	25.7%
Operating income margin	8.4%	8.1%	8.2%	8.1%
Pre-tax income margin	7.6%	7.5%	7.7%	7.4%
Net income margin - Reliance	4.9%	4.8%	5.0%	4.8%
Cash dividends per share	$0.15	$0.12	$0.30	$0.24

	June 30,	December 31,
	2012	2011*
Balance Sheet and Other Data:
Current assets	$2,608.2	$2,274.7
Working capital	2,032.8	1,698.3
Property, plant and equipment, net	1,151.8	1,105.5
Total assets	6,035.3	5,605.9
Current liabilities	575.4	576.4
Long-term debt	1,519.0	1,319.0
Total Reliance shareholders’ equity	3,365.4	3,143.9
Capital expenditures (year-to-date)	86.8	156.4
Cash provided by operations (year-to-date)	21.2	234.8
Net debt-to-total capital[2]	29.9%	28.4%
Return on Reliance shareholders’ equity[3]	12.0%	12.2%
Current ratio	4.5	3.9
Book value per share[4]	$44.69	$41.92

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS
	June 30, 2012	December 31, 2011*
Current assets:
Cash and cash equivalents	$93.6	$84.6
Accounts receivable, less allowance for doubtful accounts of $22.7 at June 30, 2012 and $22.2 at December 31, 2011	1,013.5	896.2
Inventories	1,424.0	1,212.8
Prepaid expenses and other current assets	39.7	47.8
Income taxes receivable	2.1	--
Deferred income taxes	35.3	33.3
Total current assets	2,608.2	2,274.7
Property, plant and equipment:
Land	149.5	145.8
Buildings	672.7	656.8
Machinery and equipment	1,056.3	982.9
Accumulated depreciation	(726.7)	(680.0)
	1,151.8	1,105.5

Goodwill	1,277.6	1,244.3
Intangible assets, net	915.6	895.9
Cash surrender value of life insurance policies, net	37.6	41.9
Investments in unconsolidated entities	16.7	16.2
Other assets	27.8	27.4
Total assets	$6,035.3	$5,605.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$375.2	$335.2
Accrued expenses	56.7	54.0
Accrued compensation and retirement costs	90.3	111.0
Accrued insurance costs	41.0	42.1
Current maturities of long-term debt and short-term borrowings	12.2	12.2
Income taxes payable	--	21.9
Total current liabilities	575.4	576.4
Long-term debt	1,519.0	1,319.0
Long-term retirement costs	88.9	88.6
Other long-term liabilities	27.4	30.1
Deferred income taxes	449.4	439.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	--	--
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 75,278,455 at June 30, 2012 and 75,007,694 at December 31, 2011, stated capital	678.3	657.1
Retained earnings	2,697.5	2,495.6
Accumulated other comprehensive loss	(10.4)	(8.8)
Total Reliance shareholders’ equity	3,365.4	3,143.9
Noncontrolling interests	9.8	8.1
Total equity	3,375.2	3,152.0
Total liabilities and equity	$6,035.3	$5,605.9

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2012	2011	2012	2011
Net sales	$2,209.7	$2,049.5	$4,498.0	$3,962.2

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	1,640.3	1,538.7	3,350.8	2,945.1
Warehouse, delivery, selling, general and administrative	346.7	313.7	704.4	632.2
Depreciation and amortization	36.5	31.5	72.0	64.5
	2,023.5	1,883.9	4,127.2	3,641.8

Operating income	186.2	165.6	370.8	320.4

Other income (expense):
Interest	(15.0)	(15.5)	(29.5)	(30.1)
Other (expense) income, net	(3.5)	4.1	3.0	4.3
Income before income taxes	167.7	154.2	344.3	294.6
Income tax provision	57.5	54.0	116.2	100.8
Net income	110.2	100.2	228.1	193.8
Less: Net income attributable to noncontrolling interests	1.4	1.5	3.1	2.8
Net income attributable to Reliance	$108.8	$98.7	$225.0	$191.0

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.44	$1.31	$2.98	$2.54

Basic earnings per common share attributable to Reliance shareholders	$1.45	$1.32	$3.00	$2.56

Cash dividends per share	$0.15	$0.12	$0.30	$0.24

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Six Months Ended June 30,
	2012	2011
Operating activities:
Net income	$228.1	$193.8
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	72.0	64.5
Deferred income tax benefit	(2.5)	(2.5)
Gain on sales of property, plant and equipment	(0.2)	(2.1)
Equity in earnings of unconsolidated entities	(1.1)	(1.1)
Dividends received from unconsolidated entities	0.6	0.6
Share-based compensation expense	11.5	10.8
Tax (benefit) deficit from share-based compensation	(0.2)	0.3
Net loss from life insurance policies and other investments	1.0	1.7
Changes in operating assets and liabilities (excluding effects of businesses acquired):
Accounts receivable	(98.6)	(259.9)
Inventories	(183.4)	(299.0)
Prepaid expenses and other assets	8.8	27.2
Accounts payable and other liabilities	(14.8)	180.2
Net cash provided by (used in) operating activities	21.2	(85.5)

Investing activities:
Purchases of property, plant and equipment	(86.8)	(66.3)
Acquisitions of metals service centers, net of cash acquired	(82.3)	--
Proceeds from sales of property, plant and equipment	2.8	7.3
Investment in marketable securities	(1.7)	--
Net proceeds from redemption of life insurance policies	0.7	2.3
Net cash used in investing activities	(167.3)	(56.7)

Financing activities:
Net short-term debt (repayments) borrowings	(29.4)	0.8
Proceeds from long-term debt borrowings	458.0	286.0
Principal payments on long-term debt	(259.5)	(117.1)
Payments to noncontrolling interest holders	(1.4)	(1.0)
Dividends paid	(22.5)	(17.9)
Tax benefit (deficit) from share-based compensation	0.2	(0.3)
Exercise of stock options	9.7	9.4
Net cash provided by financing activities	155.1	159.9
Effect of exchange rate changes on cash	--	1.4
Increase in cash and cash equivalents	9.0	19.1
Cash and cash equivalents at beginning of year	84.6	72.9
Cash and cash equivalents at end of period	$93.6	$92.0

Supplemental cash flow information:
Interest paid during the period	$29.0	$26.4
Income taxes paid during the period	$142.4	$60.9

Non-cash investing and financing activities:
Debt assumed in connection with an acquisition of a metals service center	$29.5	$--

CONTACT:
Reliance Steel & Aluminum Co.
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com